Exhibit 10.44

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

July 31, 2002

Douglas H. Altschuler

2001 California Ave #403

San Francisco, California 94109

Dear Douglas:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Inhale Therapeutic Systems, Inc. (“Inhale” or the “Company”) is offering to you to aid in your employment transition.

1.             Resignation.  Your employment with the Company will terminate upon the earlier (“Termination Date”) of:  (a) your commencement of full-time employment with another employer; or (b) June 6, 2003.  You agree to notify Inhale promptly upon your acceptance of full-time employment before May 31, 2003.

2.             Further Services.  [*]  You agree to provide, upon Company request at any time before the Termination Date, reasonable telephone consultation services to the Company, in order to assist with the transition of responsibility.  Prior to the Termination Date, you further agree to provide up to three days of personal services, as requested by the Company, per calendar month at no additional charge other than the usual and customary reimbursement of out-of-pocket expenses.  The Company further agrees to pay you $1000.00 per day of additional compensation for any personal services beyond three days per calendar month it may request.

3.             Compensation and Benefits.  Until the Termination Date, you will continue to accrue vacation and to receive your current base salary (the “Salary Continuance”) and benefits, except as follows.  To the extent provided by the federal COBRA law, and by the Company’s current group health insurance policies, as of the Termination Date you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will not be eligible for, and will not receive, any other form of compensation such as bonuses, commissions or incentive compensation.

4.             Stock Options.  You were granted one or more options to purchase shares (post-split) of the Company’s common stock, pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”).  Under the terms of the Plan and your stock option grant, vesting will continue until the Termination Date, at which time vesting will cease.  Your rights to exercise any vested shares will be as set forth in the Plan and your option grant.

CONFIDENTIAL

Douglas H. Altschuler

July 31, 2002

5.             Voicemail and Email Access.  You will continue to have access to the Company’s voicemail and email facilities, including the use of the Company laptop computer, until the Termination Date.

6.             Accrued Salary And Vacation Pay.  On the Termination Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.

7.             Severance Payment.  Although the Company has no policy or procedure for providing severance benefits, in the event that you commence full-time employment with another employer prior to June 6, 2003, the Company will pay you, as severance, an amount equivalent to your base salary from the Termination Date until June 6, 2003, subject to standard payroll deductions and withholdings (“Severance Payment”).  The Severance Payment, if due, will be paid in a lump sum within ten (10) days after the Termination Date.

8.             Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Termination Date.

9.             Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

10.          Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

11.          Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including but not limited to your obligation not to use or disclose any confidential or proprietary information of the Company.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

12.          Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate

CONFIDENTIAL

Douglas H. Altschuler

July 31, 2002

family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

13.          Nondisparagement.  (a) Both you and the Company agree not to disparage the other party, and you further agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company further agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation provided, further, that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  [*]

(b)                           [*].

14.          Mandatory Arbitration.  Both you and the Company agree that any and all disputes arising from your or the Company’s breach or alleged breach of paragraphs 12 or 13 of this Agreement shall be resolved, to the fullest extent permissible by law, by final and binding confidential arbitration held in San Francisco, California through the American Arbitration Association under its then-existing rules and procedures.  Both you and the Company acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by judge or jury or administrative proceeding.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The prevailing party in any such arbitration shall be entitled to seek recovery of his or its attorney’s fees and costs.  Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.          Release of Claims.  In exchange for the Salary Continuance, COBRA Premiums, benefits continuance, eligibility for the Severance Payment, and other consideration under this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, its subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to:  any and all such claims and demands directly or indirectly arising

CONFIDENTIAL

Douglas H. Altschuler

July 31, 2002

out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; and breach of the implied covenant of good faith and fair dealing.

16.          ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement (in writing); and (e) this Agreement will not be effective until after the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date.

17.          Section 1542 Waiver.  In giving the release described in Paragraphs 15 and 16, above, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

18.          Post-Death Payment.  In the event of your death, any balance then remaining under this Agreement which has not yet been paid shall be due and payable to your parents, Dr. Gerald and/or Phyllis Altschuler.

19.          Miscellaneous.  This Agreement, including its exhibit, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation,

CONFIDENTIAL

Douglas H. Altschuler

July 31, 2002

written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

INHALE THERAPEUTIC SYSTEMS, INC.

By:	/s/ Elizabeth Frisby
Elizabeth Frisby
Vice President, Human Resources

AGREED:

/s/ Douglas H. Altschuler
Douglas H. Altschuler

July 31, 2002
Date

CONFIDENTIAL

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Inhale Therapeutic Systems

EMPLOYEE AGREEMENT

                In consideration of my employment or continued employment by Inhale Therapeutic Systems, Inc. (the “Company”), I agree as of the date I was first employed by Company as follows:

1.               This Agreement supersedes any and all previous oral or written communications, discussions and agreements between Company and me with respect to the subject of this Agreement.

2.               I shall devote my full time and best efforts during my employment with Company to the business of Company and shall not, without the prior approval of (a) an executive officer of the Company if I am not an executive officer of the Company, or (b) the Board of Directors of the Company if I am an executive officer of the Company, (i) engage in any other professional employment or consulting, or (ii) except as appropriate in connection with my employment by the Company, directly or indirectly participate in or assist any business which is a current or potential supplier or customer of Company.

3.               During my employment by Company and for a period of one year thereafter I shall notify Company of any and all ideas, (including but not limited to computer programs, software and documentation), formulae, devices, improvements, methods, processes or discoveries related to Company’s business and/or its actual or demonstrably anticipated research and development (“Inventions”) which I develop, and those Inventions developed during my employment by Company shall be the sole property of Company and I hereby assign my entire right, title and interest in any and all such Inventions to Company, if:

a.               I used equipment, supplies facilities and/or confidential and/or proprietary and/or trade secret information of Company in developing or creating said Inventions; and/or

b.              The Inventions result, in whole or in part, from any work performed by me for Company; and/or

c.               The Inventions relate at the time of conception or reduction to practice of the Inventions to Company’s business, and/or its actual demonstrably anticipated research and development.

I shall make and maintain adequate and current written records of all Inventions, which records shall be and remain the property of Company.

4.               I shall not, at any time during or following my employment by Company, disclose, other than to Company’s authorized personnel, or otherwise use for non-Company purposes, any confidential or proprietary information, whether business or technical, or know-how of any nature whatsoever (whether or not a trade secret) relating to any activity of Company, or any invention, which is owned or licensed by Company of which has been otherwise disclosed to Company.

5.               I shall keep on Company’s premises (except when required elsewhere in connection with the conduct of Company’s business) and shall deliver to Company upon termination of my employment all writings related to the business of Company, and all documents, equipment, materials and other personal property belonging to Company.  I further agree not to make or retain any copy, duplication, facsimile, reproduction or replication of any of the foregoing except as necessary to perform my duties as an employee of the Company.

6.               I agree to abide by, and comply with, all of the rules, regulations and policies of Company.  I will not, in connection with my employment by Company, use or disclose to Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled.

7.               Except for those obligations specifically set forth in another writing signed by me and an officer of Company (a copy of which is presented to Company with this Agreement), I shall be under no obligation to others which restricts my right to perform the undertakings set forth in this Agreement or which creates a conflict with my other duties and responsibilities as an employee of Company.  The purpose of this Paragraph 7 is solely for me to advise Company of any alleged obligations to others that may exist and in no manner should be construed as Company’s acceptance of such obligations (even if an officer of Company should sign this Agreement).

8.               I agree that unless specifically provided in another writing signed by me and (a) an executive officer of Company if I am not an executive officer of the Company, or (b) another executive officer of the Company if I am an executive officer of the company, my employment by Company is not for a definite period of time.  Rather, my employment relationship with Company is one of employment at will and my continued employment is not obligatory by either myself or Company.

9.               This Agreement shall be construed and governed by the laws of the State of California applicable to contracts entered into and wholly to be performed by California residents.

10.         The waiver of any breach of this Agreement shall not constitute a waiver of subsequent similar of dissimilar breaches of this Agreement, or a waiver of any of the obligations contained herein.

11.         This Agreement shall be binding upon the pass to the benefit of the successors and assigns of Company.

12.         I recognize the right of Company to notify any third party of the existence of this Agreement and/or its provisions and/or my agreeing to it.

13.         Should a provision or part of a provision of this Agreement be found as a matter or law to be invalid, such finding shall not have the effect of invalidating the remainder of this Agreement and the provision or part thereof as to which such finding of invalidity is made shall be interpreted so as to be ineffective only to the extent of such invalidity without invalidating the remainder of such provision or part thereof or any of the other provisions of this Agreement.

EMPLOYEE:	INHALE THERAPEUTIC SYSTEMS,
INC.:

Signed:	/s/ Douglas H. Altschuler	By:	/s/ Donald Campodonico

Name:	Douglas H. Altschuler	Title:	Vice President
Human Resources

Dated:	September 14, 2001	Dated:	September 14, 2001

ACKNOWLEDGMENT OF NOTIFICATION

REGARDING LIMITS ON ASSIGNMENT OF INVENTIONS

                I acknowledge that by signing the Employee Agreement to which this Acknowledgment of Notification is attached and specifically, that under the terms of Paragraph 3 of the Agreement, I have agreed that inventions, discoveries and improvements developed by me during my employment with Company shall be the sole property of Company and are thereby assigned to Company.

                I further acknowledge that Company has notified me that under California Labor Code Section 2870 the above-referenced Paragraph 3 of the Employee Agreement does not apply to inventions, discoveries or improvements developed by me during my employment with Company:

a.               For which no equipment, supplies, facilities, and/or trade secret, and/or confidential and/or proprietary information of Company was used by me; AND

b.              Which do not result from any work performed by me for Company, AND

c.               Which do not relate directly to the business of Company, at the time of conception or reduction to practice of the invention, discovery or improvement and/or its actual or demonstrably anticipated research and development.

Acknowledgment:

                I hereby certify that I have read and understood the above Acknowledgment of Notification regarding those inventions, discoveries and improvements which I may develop during my employment with Company which do/will not become the property of Company and for which I have made no assignment to Company under Acknowledgment of Notification is attached.

EMPLOYEE:	/s/ Douglas H. Altschuler

Douglas H. Altschuler
(Printed or Typewritten)

DATED:	September 14, 2001

EXHIBIT B

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL